UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     August 5, 2016

GLOBAL HEALTHCARE REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

              8480 E. Orchard Road, Suite 3600, Greenwood Village, CO  80111

(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 449-2100

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02      UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEEDS.

The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by Global Healthcare REIT, Inc., a Utah corporation (the "Company"), effective August 5, 2016:

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a.

Effective August 5, 2016, the Company issued to each its Interim Chief Executive Officer, Interim Chief Operating Officer, and Chief Financial Officer a restricted stock award of 250,000 shares or, an aggregate of 750,000 shares of common stock, $.05 par value (the “Common Stock” or “Shares”) valued at $0.40 per share (the reasonable fair market value of the shares) in consideration of services provided by the Company’s executive officers.

Also effective August 5, 2016, the Company entered into an Agreement to Convert Debt pursuant to which the Company issued a restricted stock award of 250,000 shares of common stock, $.05 par value (the “Common Stock” or “Shares”) valued at $0.40 per share (the reasonable fair market value of the shares) in satisfaction of $100,000 in accrued and unpaid legal fees.

b.

The shares were issued to four persons, each of whom qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the "Securities Act").  The shares issued were “restricted securities” under the Securities Act.

c.

The Company paid no fees or commissions in connection with the issuance of the Shares.

d.

The grant of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Sections 4(2) thereunder.  The investors each qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D.  In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided the investor with disclosure of all aspects of our business, including providing the investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information.  Based on our investigation, we believed that the accredited investors obtained all information regarding the Company that each requested, received answers to all questions posed and otherwise understood the risks of accepting our Securities for investment purposes.

e.

Not applicable.

f.

Not applicable.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc. (Registrant)

Dated: August 10, 2016	/s/ Lance Baller Lance Baller, Interim CEO

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